Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Polaris Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	Other	500,000	$55.24	$27,620,000	0.00008700	$2,402.94
Total Offering Amounts					$27,620,000		$2,402.94
Total Fee Offsets							—
Net Fee Due							$2,402.94

(1)
Represents the maximum number of shares of common stock, par value $.01 per share (“Common Stock”), issuable pursuant to the Polaris Supplemental Retirement/Savings Plan, as amended and restated effective October 28, 2026 (the “Plan”) being registered herein. In addition, in accordance with Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of Common Stock that may be issued pursuant to the employee benefit plan described herein to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on October 23, 2026, which date is within five business days prior to the filing of this Registration Statement.